Exhibit 23.1






                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Administrative Committee
SPSS Inc. Employee Stock Purchase Plan:


We consent to incorporation by reference in the Registration Statements on Form S-8 (nos. 33-325869, 33-73130, 33-80799, 33-73120 and 33-74402) of SPSS Inc. of
our report dated March 18, 1998, relating to the statements of net assets available for plan benefits of the SPSS Inc. Employee Stock Purchase Plan as of December 31, 1996 and 1997, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of the SPSS Inc. Employee Stock Purchase Plan.


                                                        /s/KPMG Peat Marwick LLP



Chicago, Illinois
March 30, 1998